Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Laura Meyer (314-694-8148)

MONSANTO FIRST-QUARTER MILESTONES REINFORCE FOUNDATION FOR GROWTH IN FY15 AND CONFIDENCE IN FIVE-YEAR PLAN TO MORE THAN DOUBLE ONGOING EPS

•	Company Confirms Full-Year Ongoing Earnings Per Share and Free Cash Flow Guidance

•	Balanced Portfolio Drives Ability To Deliver FY15 Results While Investing To Unlock Future Growth

•	Innovation Across Six Comprehensive R&D Platforms Differentiates Company and Powers Integrated Approach to Improving Yields and Using Resources More Efficiently

ST. LOUIS, Jan. 7, 2015 - Monsanto Company (NYSE: MON) delivered earnings per share for the first quarter of fiscal year 2015 ahead of expectations it outlined at the beginning of the fiscal year, with the company confirming full-year ongoing earnings per share growth and free cash flow guidance. The company highlighted several key first-quarter milestones, including strong soybean results driven by Intacta RR2 PRO™ as the product is projected to exceed its 10-12 million acre target. The company also noted the USDA’s final Environmental Impact Statement concluding that Monsanto’s Roundup Ready® 2 Xtend™ soybeans and Bollgard II® XtendFlex™ cotton should be fully deregulated. During its annual update, Monsanto highlighted advancements across the industry’s broadest research and development pipeline, including its breeding, biotechnology, crop protection, microbials, BioDirect™ and Climate platforms.

	First Quarter
($ in millions)	2015	2014
Net Sales by Segment
Corn seed and traits	$928	$1,054
Soybean seed and traits	396	267
Cotton seed and traits	83	137
Vegetable seeds	155	157
All other crops seeds and traits	59	61
TOTAL Seeds and Genomics	$1,621	$1,676

Agricultural productivity	$1,249	$1,467
TOTAL Agricultural Productivity	$1,249	$1,467

TOTAL Net Sales	$2,870	$3,143

Gross Profit	$1,411	$1,563

Operating Expenses	$992	$998
Interest Expense – Net	$77	$29
Other Expense – Net	$15	$20
Net Income Attributable to Monsanto Company	$243	$368

Diluted Earnings per Share (See note 1.)	$0.50	$0.69
Item Affecting Comparability – EPS Impact
Income from discontinued operations	(0.03)	(0.02)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$0.47	$0.67
Effective Tax Rate	31%	29%

	First Quarter
Comparison as a Percent of Net Sales:	2015	2014
Gross profit	49%	50%
Selling, general and administrative expenses	20%	19%
Research and development expenses	14%	13%
Income from continuing operations before income taxes	11%	16%
Net income attributable to Monsanto Company	8%	12%

“We made significant progress on key milestones in the first quarter that reinforce the confidence we have in delivering in fiscal year 2015 and over the multi-year horizon,” said Hugh Grant, chairman and chief executive officer for Monsanto. “The differentiator for our business remains our focus on continued innovation both in our core business and new platforms. The near-term headwinds in agriculture persist, but our ability to deliver new solutions to help farmers improve yields while efficiently using resources provides the opportunity to deliver growth in both the current environment and over the longer-term.”

“I could not be more pleased with the sustained waves of advancements and performance advantage of our integrated pipeline, which spans six comprehensive platforms,” said Dr. Robb Fraley, chief technology officer for Monsanto, regarding this year’s annual pipeline update. “From progress in our Roundup Ready Xtend systems to advancements in highly-relevant disease-resistance breeding traits - as well as next-generation insect control products and upgrades in our Climate services - we are seeing incredible progress across our research and development pipeline.”

Results of Operations

Net sales for the quarter decreased over the prior year’s first quarter to $2.9 billion. Gross profit for the 2015 first quarter also decreased over the prior year period to $1.4 billion. As previewed in the fourth quarter of fiscal year 2014, the decline in gross profit in the quarter is due largely to lower planted acres for corn in South America and in cotton in Australia, combined with a timing shift as the company moves more of its Agricultural Productivity business to branded-product sales that historically occur more in the third quarter.

Selling, general and administrative (SG&A) costs were $580 million and R&D expenses were $412 million for the quarter, with the combined operating expenses being close to flat with the prior year. Disciplined reductions in the base spend allowed for increased spend in the company’s new platforms to help support the long-term growth prospects for these opportunities.

The company’s first quarter earnings per share (EPS) was $0.47 on an ongoing basis, ahead of the company’s initial guidance to be at approximately half of the prior year first quarter. The company’s first quarter EPS was $0.50 on an as-reported basis. (For a reconciliation of ongoing EPS, see note 1.)

Cash Flow

Free cash flow was a source of $969 million compared to a source of $457 million for the prior year first quarter. (For a reconciliation of free cash flow, see note 1.) Net cash provided by operating activities for the 2015 fiscal year first quarter was a source of $1.3 billion, compared to a source of $1.7 billion in the first quarter last year. Net cash required by investing activities for the first quarter of 2015 was $380 million, compared to $1.2 billion for the same period of fiscal year 2014. Net cash required by financing activities for the first quarter of 2015 was $107 million, compared to net cash provided by financing activities of $346 million for the prior year’s first quarter.

The company remains diligent in its capital allocation approach, including its two-year $10 billion share repurchase authorization. The share repurchase authorization is inclusive of a $6 billion accelerated buyback program that remains on track and is expected to close sometime in the third quarter of fiscal year 2015.

Outlook

The company confirmed its fiscal year 2015 ongoing earnings per share guidance of $5.75 to $6.00. Full-year 2015 EPS guidance on an as-reported basis is expected in the range of $5.78 to $6.03 per share. (For a reconciliation of EPS, see note 1.) The company also reaffirmed free cash flow in the range of $2 billion to $2.2 billion for fiscal year 2015. The company expects net cash provided by operating activities to be $3.2 billion to $3.6 billion, and net cash required by investing activities to be approximately $1.2 billion to $1.4 billion. (For a reconciliation of free cash flow, see note 1.)

Following a stronger than expected first quarter and what now appears to be lower U.S. corn acres, the company now expects second quarter ongoing earnings per share to be down in the range of five to 10 percent versus the prior year. This leaves growth for the year to the third and fourth quarters, the latter of which Monsanto continues to expect is break-even to positive year-over-year on an absolute basis.

With the expectation of lower global corn acres, the seeds and genomics gross profit growth percentage for the year is now expected to be more in the range of high single digits. The company continues to see its next generation of soybean technologies as being a core factor in delivering gross profit growth in the segment for the fiscal year, as underscored by the more than $100 million in gross profit growth and seven points of margin lift in soybeans in the first quarter. The company also expects growth in its corn business for the full year, from a combination of share gains and price mix lift in its portfolio.

To enable incremental spend for new platforms, and to address continuing industry headwinds, the company noted that disciplined plans are in place and it now expects its full-year base operating spend to be flat to down slightly.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales		Gross Profit
	First Quarter		First Quarter
Seeds and Genomics	2015	2014	2015	2014
Corn seed and traits	$928	$1,054	$525	$650
Soybean seed and traits	396	267	277	168
Cotton seed and traits	83	137	58	92
Vegetable seeds	155	157	64	68
All other crops seeds and traits	59	61	17	27
TOTAL Seeds and Genomics	$1,621	$1,676	$941	$1,005

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	First Quarter
Seeds and Genomics	2015	2014
EBIT (For a reconciliation of EBIT, see note 1.)	$43	$104

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and precision agriculture.

Sales for Monsanto’s Seeds and Genomics segment in the first quarter were $1.6 billion, led by the performance of the company’s soybean business - its fastest growing growth driver. In South America, the company anticipates exceeding its 10-12 million acres target for Intacta RR2 PRO™ soybeans as growers embraced the technology across multiple growing regions this season. The company noted it has expanded its production of Intacta RR2 PRO™ varieties for the third year of commercialization as it plans to increase from offering roughly 66 varieties in Brazil this year to more than 100 varieties across all maturity zones in Brazil next year. The company’s soybean performance in South America in the first quarter was balanced against macro conditions resulting in lower planted corn acres in Brazil and Argentina.

Within the United States, the company noted its broad portfolio enables it to manage a large portion of the variability across acres in any given season, as its order book and pre-pays point to strong soybean demand and lower acres in corn.

Within its U.S. soybean business, the company expects growth in its Roundup Ready 2 Yield® platform again this season, building off the 53 million acres reached across its branded and licensing businesses in fiscal year 2014. The company also continues to make progress on pre-commercial activities for its Roundup Ready® 2 Xtend Crop System as it prepares for the anticipated largest biotech trait launch in its history in fiscal year 2016, with six times the number of varieties from what was available with the launch of Roundup Ready 2 Yield®.

Within its U.S. corn business, the company noted it continues to see strong demand for the newest hybrids in its portfolio and a continued trade up by farmers to the reduced refuge family of products.

Within its cotton business, the company continues to make progress toward the limited introduction of Bollgard II® XtendFlex™ cotton this spring in the United States, pending regulatory approvals. The company is targeting roughly a half million acres for the product in the introduction.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales		Gross Profit
	First Quarter		First Quarter
	2015	2014	2015	2014
Agricultural productivity	$1,249	$1,467	$470	$558
TOTAL Agricultural Productivity	$1,249	$1,467	$470	$558

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	First Quarter
Agricultural Productivity	2015	2014
EBIT (For a reconciliation of EBIT, see note 1.)	$384	$450
Unusual Item Affecting EBIT:
EBIT from Discontinued Operations	$26	$14

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Net sales in the first quarter of fiscal 2015 for Monsanto’s Agricultural Productivity segment were approximately $1.2 billion. The company continues to anticipate Agricultural Productivity segment gross profit to be down by up to 10 percent in fiscal year 2015, primarily driven by pricing.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations, product performance, and an update of projects within the company’s R&D pipeline. The call may include a discussion of strategic initiatives and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors or http://edge.media-server.com/m/p/veqgpvac/lan/en. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting the company's manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the recent increases in and expected higher levels of indebtedness; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, Beyond the Rows, BioDirect, Intacta RR2 PRO, Roundup Ready 2 Yield, Roundup Ready 2 Xtend and Bollgard II XtendFlex are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended
	Nov. 30, 2014	Nov. 30, 2013
Net Sales	$2,870	$3,143
Cost of goods sold	1,459	1,580
Gross Profit	1,411	1,563
Operating Expenses:
Selling, general and administrative expenses	580	589
Research and development expenses	412	409
Total Operating Expenses	992	998
Income from Operations	419	565
Interest expense	115	53
Interest income	(38)	(24)
Other expense, net	15	20
Income from Continuing Operations Before Income Taxes	327	516
Income tax provision	100	152
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$227	$364
Discontinued Operations:
Income from operations of discontinued businesses	26	14
Income tax provision	10	5
Income from Discontinued Operations	16	9
Net Income	$243	$373
Less: Net income attributable to noncontrolling interest	—	5
Net Income Attributable to Monsanto Company	$243	$368

EBIT (see note 1)	$427	$554

Basic Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$0.47	$0.68
Income from discontinued operations	0.03	0.02
Net Income Attributable to Monsanto Company	$0.50	$0.70

Diluted Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$0.47	$0.67
Income from discontinued operations	0.03	0.02
Net Income Attributable to Monsanto Company	$0.50	$0.69

Weighted Average Shares Outstanding:
Basic	484.4	526.9
Diluted	489.4	532.6

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Financial Position	As of	As of
	Nov. 30, 2014	Aug. 31, 2014
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2015: $24 and 2014: $118)	$3,136	$2,367
Short-term investments	40	40
Trade receivables, net (variable interest entity restricted - 2015: $117 and 2014: $39)	2,247	2,014
Miscellaneous receivables	870	817
Deferred tax assets	605	635
Inventory, net	4,300	3,597
Other current assets	200	205
Total Current Assets	11,398	9,675
Property, Plant and Equipment, Net (variable interest entity restricted - 2015: $2 and 2014: $2)	4,985	5,082
Goodwill	4,254	4,319
Other Intangible Assets, Net	1,506	1,554
Noncurrent Deferred Tax Assets	400	450
Long-Term Receivables, Net	19	92
Other Assets	812	809
Total Assets	$23,374	$21,981
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt (variable interest entity restricted - 2015: $122 and 2014: $136)	636	233
Accounts payable (variable interest entity restricted - 2015: $27 and 2014: $25)	905	1,111
Income taxes payable	62	99
Accrued compensation and benefits (variable interest entity restricted - 2015: $1 and 2014: $1)	249	500
Accrued marketing programs	952	1,394
Deferred revenues	2,529	438
Grower production accruals	514	54
Dividends payable	1	239
Customer payable	28	82
Miscellaneous short-term accruals (variable interest entity restricted - 2015: $5 and 2014: $0)	1,123	962
Total Current Liabilities	6,999	5,112
Long-Term Debt	7,529	7,528
Postretirement Liabilities	339	345
Long-Term Deferred Revenue	45	47
Noncurrent Deferred Tax Liabilities	514	509
Long-Term Portion of Environmental and Litigation Liabilities	179	184
Other Liabilities	337	342
Monsanto Shareowners’ Equity	7,410	7,875
Noncontrolling Interest	22	39
Total Shareowners’ Equity	7,432	7,914
Total Liabilities and Shareowners’ Equity	$23,374	$21,981
Debt to Capital Ratio:	52%	50%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Three Months Ended
	Nov. 30, 2014	Nov. 30, 2013
Operating Activities:
Net Income	$243	$373
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	182	162
Bad-debt expense	13	11
Stock-based compensation expense	31	27
Excess tax benefits from stock-based compensation	(16)	(15)
Deferred income taxes	42	(6)
Equity affiliate expense, net	3	3
Net gain on sales of a business or other assets	(1)	(1)
Other items	6	20
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	(249)	(478)
Inventory, net	(827)	(898)
Deferred revenues	2,114	2,319
Accounts payable and other accrued liabilities	(111)	332
Pension contributions	(6)	(23)
Other items	(75)	(128)
Net Cash Provided by Operating Activities	1,349	1,698
Cash Flows (Required) Provided by Investing Activities:
Purchases of short-term investments	—	(105)
Maturities of short-term investments	—	110
Capital expenditures	(347)	(303)
Acquisition of businesses, net of cash acquired	—	(917)
Purchases of long-term debt and equity securities	(30)	(12)
Technology and other investments	(5)	(21)
Other proceeds	2	7
Net Cash Required by Investing Activities	(380)	(1,241)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	410	117
Short-term debt proceeds	14	2
Long-term debt proceeds	3	999
Long-term debt reductions	(3)	(1)
Payments on other financing	—	(39)
Debt issuance costs	—	(8)
Treasury stock purchases	(296)	(561)
Stock option exercises	27	64
Excess tax benefits from stock-based compensation	16	15
Tax withholding on restricted stock and restricted stock units	(24)	(2)
Dividend payments	(238)	(228)
Dividend payments to noncontrolling interests	(16)	(12)
Net Cash (Required) Provided by Financing Activities	(107)	346
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(93)	25
Net Increase in Cash and Cash Equivalents	769	828
Cash and Cash Equivalents at Beginning of Period	2,367	3,668
Cash and Cash Equivalents at End of Period	$3,136	$4,496

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The presentation of non-GAAP financial measures is intended to supplement investor understanding of our operating performance. Furthermore, these non-GAAP financial measures may not be comparable to similar measures used by other companies. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

	Three Months Ended
	Nov. 30, 2014	Nov. 30, 2013
EBIT – Seeds and Genomics Segment	$43	$104
EBIT – Agricultural Productivity Segment	384	450
EBIT– Total	427	554
Interest Expense – Net	77	29
Income Tax Provision(A)	107	157
Net Income Attributable to Monsanto Company	$243	$368
(A) Includes the income tax provision from continuing operations, the income tax benefit on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2015	Three Months Ended
	Guidance	Nov. 30, 2014	Nov. 30, 2013
Diluted Earnings per Share	$5.78-$6.03	$0.50	$0.69
Income from Discontinued Operations	(0.03)	(0.03)	(0.02)
Diluted Earnings per Share from Ongoing Business	$5.75-$6.00	$0.47	$0.67

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2015 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2015	Three Months Ended
	Guidance	Nov. 30, 2014	Nov. 30, 2013
Net Cash Provided by Operating Activities	$3,200-3,600	$1,349	$1,698
Net Cash Required by Investing Activities	(1,200)-(1,400)	(380)	(1,241)
Free Cash Flow	$2,000-2,200	$969	$457
Net Cash (Required) Provided by Financing Activities	N/A	(107)	346
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(93)	25
Net Increase in Cash and Cash Equivalents	N/A	769	828
Cash and Cash Equivalents at Beginning of Period	N/A	2,367	3,668
Cash and Cash Equivalents at End of Period	N/A	$3,136	$4,496